Exhibit 10.22

Form of

Carrier Global Corporation
2020 Long-Term Incentive Plan

French Sub-Plan for
Restricted Stock Units

The Carrier Global Corporation 2020 Long-Term Incentive Plan (the “Plan”) was approved by United Technologies Corporation as the sole shareowner of the Corporation on [●] for the benefit of employees, officers, and directors of the Corporation or any of its Subsidiaries or Affiliates, including Subsidiaries or Affiliates in France (each, a “French Entity”), in which the Corporation holds, directly or indirectly, at least a fifty percent (50%) voting or profits interest.

This Sub-Plan to the Plan contains the rules that, together with the provisions of the Plan, govern the operation of the Plan insofar as it applies to Awards made to Eligible Individuals employed by a French Entity who are residents in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).  The terms of the Plan as modified by this Sub-Plan constitute the “2020 French Qualified Plan.”  This Sub-Plan has been established to enable the Restricted Stock Units granted under this Sub-Plan to qualify for the favorable French income tax and social security regime applicable in France to “qualified” free-share plans, as may be amended from time to time (the “French Favorable Regime”).  However, nothing in this Sub-Plan shall be construed as a guarantee or an undertaking by the Corporation or any of its Subsidiaries or Affiliates that such a favorable regime will effectively apply.

This Sub-Plan will apply to Participants in the Plan who are or may become subject to French taxation (i.e., income tax and/or social security contributions) on the Restricted Stock Units awarded under the Plan; provided that the Award Agreement evidencing such Award refers to this Sub-Plan.

The terms and conditions of the Plan are modified by this Sub-Plan for France to comply with the provisions of Articles L.225-197-1 to L.225-197-6 of the French Commercial Code and French employment law.  This Sub-Plan shall be construed and operated with that intention.

This Sub-Plan should be read in conjunction with the rules of the Plan.  Awards granted under this Sub-Plan are subject to the terms and conditions of the Plan applicable to Restricted Stock Units, except to the extent that the terms and conditions of the Plan differ from or conflict with the terms and conditions set out in this Sub-Plan, in which event, the terms set out in this Sub-Plan shall prevail.

Capitalized terms used herein and that are not defined in Section 1 below shall have the meanings ascribed to such terms in the Plan.  Reference to the singular shall include reference to the plural.

Under this Sub-Plan, only Restricted Stock Units shall be awarded to French Participants.

The terms and conditions applicable to the Awards granted under this Sub-Plan are the terms and conditions set out in the rules of the Plan, modified as follows.

1.	DEFINITIONS

1.1	Award

The term “Award” shall mean Restricted Stock Units (including both performance-based and time-based Restricted Stock Units) granted pursuant to the terms and conditions of the Plan as amended by this Sub-Plan.

1.2	Disability

The term “Disability” shall mean a disability corresponding to the second or the third categories of Article L.341-4 of the French Social Security Code.

1.3	Eligible Individuals

The term “Eligible Individuals” shall mean current salaried employees, as defined by French labor law, and/or Managing Corporate Officers (mandataires sociaux), as listed in Article L.225-197-1 of the French Commercial Code, of the Corporation, or a Subsidiary having a capital link as defined in Article L.225-197-2 of the French Commercial Code, who are Participants under the terms of the Plan, and who may be awarded Restricted Stock Units pursuant to this Sub-Plan.

1.4	Grant Date

The term “Grant Date” shall be the date on which the Committee both (i) designates the French Participant and (ii) specifies the terms and conditions of the Restricted Stock Units, including the number of Shares, the vesting conditions and the conditions of the transferability of the Shares.

1.5	Qualified Stock Units

The term “Qualified Stock Units” shall mean Awards of Restricted Stock Units granted pursuant to this Sub-Plan that qualify under the French Favorable Regime.

1.6	Restricted Period

The term “Restricted Period” shall mean the periods as set forth in Article L.225-197-1, I of the French Commercial Code, currently (i) the period within thirty (30) calendar days before the announcement of an interim financial report or an end-of-year report that the issuer is required to make public and (ii) by the Participant having knowledge of privileged information within the meaning of Article 7 Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, which has not been made public.

1.7	Restricted Stock Units

The term “Restricted Stock Units” shall mean Awards denominated in Shares, subject to the terms and conditions of the Restricted Stock Units that will be settled in Shares.

2.	ELIGIBILITY

2.1
Subject to Sections 2.2, 2.3 and 2.4 below, any French Participant on the Grant Date shall be eligible to receive Awards under this Sub-Plan; provided that such Eligible Individual is (i) employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity or (ii) a Corporate Officer having a management function in the French Entity, as specified under the French Commercial Code (“Managing Corporate Officer”).

2.2
Notwithstanding any other provision of the Plan, Restricted Stock Units granted under this Sub-Plan shall not be awarded to any Eligible Individual who  is holding Shares representing ten percent (10%) or more of the Corporation’s capital at the date of the award or who may hold Shares representing ten percent (10%) or more of the Corporation’s capital due to the award of Restricted Stock Units.

2.3
Notwithstanding any other provision of the Plan, Restricted Stock Units can only be granted to Managing Corporate Officers (mandataires sociaux) under this Sub-Plan; provided that the following conditions are met:

•	Restricted Stock Units or stock-options are granted in the conditions of the French Commercial Code to at least ninety percent (90%) of the employees of the Corporation’s entities in France; or

•
A profit sharing agreement (i.e., French “accord d’intéressement” as defined in Article L.3312-2 of the French Labour Code, “accord de participation dérogatoire” as defined in Article L.3324-2 of the same Code or “accord de participation volontaire” as defined in Article L.3323-6 of the same Code) benefiting to at least ninety percent (90%) of the employees of the Corporation’s entities in France is in place.

2.4
Notwithstanding any other provision of the Plan, Awards may not be granted to corporate officers of a French Entity, other than Managing Corporate Officers, unless the officer is employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity and is otherwise eligible to receive Awards under the Plan.

3.	SETTLEMENT OF AWARDS

Notwithstanding any other provision of the Plan and notably Section 2(a)(vii), Section 3(d)(iii) and Section 7, the Awards shall only be settled by delivery of Shares and not in cash.

4.	DIVIDEND EQUIVALENTS

Notwithstanding any other provision of the Plan and notably Section 7(b)(ii), the Restricted Stock Units granted under this Sub-Plan shall not give rise to the right to any dividend equivalent or to receive any payment corresponding to the dividends payable on the Common Stock.

5.	MINIMUM PERIOD BEFORE WHICH THE TRANSFER OF PROPERTY OF SHARES CAN OCCUR

5.1
Notwithstanding any other provision of the Plan, the Restricted Stock Units granted pursuant to this Sub-Plan shall not vest and the Shares underlying the Awards shall not be transferred to French Participants before the first (1st) anniversary of the Grant Date, except in the event of death as described below in Section 9.

5.2
In the event a French Participant terminates employment with the Corporation or the French Entity before the first (1st) anniversary of the Grant Date for any reason other than death, his or her Restricted Stock Units shall be forfeited and he or she shall have no right to claim for compensation for the loss of his or her Restricted Stock Units and for not being issued and allotted the underlying Shares.

6.	SALE RESTRICTION PERIOD

6.1
Notwithstanding any other provisions of the Plan, and in the event the Awards vest and the Shares are transferred to the French Participant before the second (2nd) anniversary of the Grant Date, the Shares issued pursuant to such Award shall be subject to a restriction on sale or transfer until the second (2nd) anniversary of the Grant Date, except in any event provided for under French law as an exception to this minimum time period before which the Shares cannot be sold, and notably in the event of Disability and death as described below in Sections 8 and 9.

6.2
Notwithstanding any other provision of the Plan, for Restricted Stock Units granted to Corporate Officers of the Corporation under this Sub-Plan, if any, the Board or the Committee shall, in the applicable Award Agreement, either:

•	specify that the Shares underlying the Award granted cannot be disposed of before the end of the Corporate Officer status of the Participant; or

•	determine a minimum quantity of Shares that the Participant shall hold until the end of his or her Corporate Officer status.

7.	SPECIFIC CLOSED PERIODS DURING WHICH THE SHARES CANNOT BE DISPOSED OF

Notwithstanding any other provision of the Plan, once definitively delivered, Shares may not be disposed of within the Restricted Period.

8.	DISABILITY

In the event of Disability of a Participant before the first (1st) anniversary of the Grant Date, Restricted Stock Units shall remain outstanding and continue to vest pursuant to the terms of this Sub-Plan.  Notwithstanding any other provision of the Plan, in the event of Disability of a Participant during the sale restriction period, Shares delivered shall not be subject to the restriction on the transfer of Shares that would otherwise apply pursuant to Section 6 and shall become immediately disposable.

9.	TRANSFER TO HEIRS

Notwithstanding any other provision of the Plan, in the event of death of a Participant, all Restricted Stock Units that are not vested at that time immediately will become vested in full, and the Corporation shall issue the underlying Shares to the Participant’s heirs; provided that such request is made within six (6) months following such death.  Shares delivered shall not be subject to the restriction on the transfer of Shares that would otherwise apply pursuant to Section 6 and shall become immediately disposable.

10.	EXCHANGE OF SHARES DURING THE SALE RESTRICTION PERIOD

In the event of an exchange of Shares resulting from a public offer, a merger, a spin-off, a stock-split or a reverse stock split operation performed during the sale restrictions described in Section 6 above, such sale restrictions, if any, remain applicable to the Shares received in the exchange for the time period remaining at the date of the exchange.  Additionally, if the Shares are brought to a company or an investment trust whose capital exclusively consist of shares or equities derivatives giving a right to access to share capital issued by the Corporation or an affiliated company as defined in Article L.225-197-2 of the French Commercial Code, the sale restriction period remains applicable to the Shares received in exchange of the contribution for the time period remaining at the date of the contribution.

11.	DEFINITIVE DELIVERY OF THE SHARES

Notwithstanding any other provision of the Plan and notably Section 14(i), once delivered to the Participant (or to his or her heirs), the Shares are definitively delivered and cannot be cancelled or rescinded and a Participant cannot be forced to return the Shares.

12.	VOLUNTARY DEFERRAL OF THE AWARD

Notwithstanding any other provision of the Plan, the Committee cannot require or permit the Participants to defer the receipt or issuance of the Shares.

13.	LIMITATION ON THE GRANT OF RESTRICTED STOCK AWARDS

The number of Restricted Stock Units granted to a French Participant shall be limited, if necessary, so that the aggregate amount of (i) shares of Common Stock held by the French Participant at the Grant Date and (ii) shares of Common Stock underlying the Awards do not exceed ten percent (10%) of the share capital of the Corporation in accordance with Article L.225-197-1 of the French Commercial Code.

14.	ADJUSTMENTS AND CHANGE IN CORPORATE STRUCTURE

Without limiting the generality of Section 3(d) of the Plan, which shall apply to Awards under this Sub-Plan, the Corporation may, at its sole discretion, make adjustments to the number of Awards, as well as the number of Shares to be delivered in the following circumstances:

(i)	in cases that would be authorized or rendered compulsory under French law; and

(ii)
in the event of operations performed on the share capital of the Company before the delivery of the Shares, in which cases, the Committee is authorized to adjust the number of Shares to be delivered but only in order to protect the rights of the Participant and to guarantee the neutrality of such operations.

15.	INTERPRETATION

It is intended that Awards granted under this Sub-Plan may qualify for the French Favorable Regime and in accordance with the relevant provisions set forth by French tax and social security laws.  The terms of this Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable.  However, certain corporate transactions or other factors may impact the qualification of the Awards for the French Favorable Regime.

16.	TAX TREATMENT

The failure or inability of any grant of Restricted Stock Units pursuant to this Sub-Plan to qualify for the French Favorable Regime for any reason shall not, under any circumstances, entitle a French Participant or his or her heirs to make any claims for damages, additional compensation, other benefit or payment of taxes owed or otherwise.  The obligation and responsibility to determine, report and to pay any French taxes that may apply to the French Participant shall be and remain the sole responsibility of the individual Participant and not the Corporation or any Affiliate.  Notwithstanding anything to the contrary hereinabove, the Corporation makes no warranty or representation that any particular tax regime or rate of taxation will be applicable to the Restricted Stock Units.  The French Participant should consult with such advisors as he or she deems appropriate to determine the tax treatment applicable to the Award.

17.	NO RIGHT TO EMPLOYMENT

The adoption of this Sub-Plan shall not confer upon the French Participants any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.  The Awards will not be considered part of the employee’s salary or compensation package.

18.	PERIOD DURING WHICH FRENCH QUALIFIED RESTRICTED STOCK UNITS CAN BE GRANTED

No Awards can be granted under this Sub-Plan more than seventy-six (76) months after the date on which this Sub-Plan is approved by the Committee.

19.	PARTICIPANT ACCOUNT

The Shares delivered under this Sub-Plan shall be recorded in an account in the name of the Participant with the Corporation or a broker or in such manner as the Committee may otherwise determine to ensure compliance with this Sub-Plan.

20.	NON-TRANSFERABILITY OF THE AWARD

Notwithstanding any other provision of the Plan, Awards granted under this Sub-Plan shall not be transferred or otherwise disposed of, except in the event of death as described above in Section 9.

21.	SEVERABILITY

The terms and conditions provided in this Sub-Plan are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.	EFFECTIVE DATE

This Sub-Plan shall be effective as of the date on which the Spin-Off occurs; provided that it has been approved by the Committee before such date.

This Sub-Plan approved by the Committee (corporate body of Corporation empowered to do so according to applicable corporate law) on [●], according to the authorization given by United Technologies Corporation as the sole shareowner of the Corporation on [●].